MGIC Investment Corporation
                                                                       Exhibit 5

Joseph J. Ziino, Jr.
Senior Vice President - Regulatory Relations and Associate General Counsel



February 28, 2001



MGIC Investment Corporation
250 East Kilbourn Avenue
Milwaukee, WI  53202

Gentlemen:

I am Senior Vice President - Regulatory Relations, Associate General Counsel and Assistant Secretary of MGIC Investment Corporation, a Wisconsin corporation (the "Company"). In that capacity, I have acted as counsel to the Company in connection with the preparation of a Registration Statement on Form S-8 ("Registration Statement") relating to the Company's 1991 Stock Incentive Plan, as amended (the "Plan"), and the registration under the Securities Act of 1933, as amended ("Act"), of an additional (i) 3,000,000 shares of the Company's Common Stock, $1.00 par value per share ("Shares") and (ii) related Common Share Purchase Rights (the "Rights") which may be issued under the Plan, in the manner set forth in the Registration Statement. The terms of the Rights are set forth in that certain Rights Agreement, dated July 22, 1999, by and between the Company and Firstar Bank, N.A. (the "Rights Agreement"). In connection therewith, I have examined: (i) the Registration Statement; (ii) the Rights Agreement; (iii) the Company's Articles of Incorporation, as amended, and Amended and Restated Bylaws; (iv) corporate proceedings of the Company relating to the authorization for issuance of the Shares and Rights; and (v) such other proceedings, documents and records as I have deemed necessary to enable me to render this opinion.

Based upon the foregoing, I am of the opinion that:

1. The Company is a corporation validly existing under the corporate laws of the state of Wisconsin.

2. The Shares subject to the Registration Statement, when issued and paid for in the manner set forth in the Plan will be legally issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except for all debts owing to employees of the Company for services performed therefor, but not exceeding six months service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and as such may be interpreted by a court of law.




MGIC Plaza, P.O. Box 488, Milwaukee, Wisconsin 53201-0488, (414) 347-6361 WATS (800) 558-9900, FAX (414) 347-6959, E-mail: Joseph_Ziino@mgic.com

MGIC Investment Corporation
February 28, 2001
Page 2


3. The Rights subject to the Registration Statement, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference of my name therein. In giving my consent, I do not admit that I am an "expert" within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,


/s/ Joseph J. Ziino

Joseph J. Ziino, Jr.
Senior Vice President - Regulatory Relations and Associate General Counsel

JJZ/pjj